Exhibit 10(q) Pharmos Corporation 99 Wood Avenue South, Suite 311 Iselin, NJ 08830

April 20, 2004

Mr. Robert W. Cook
[Home Address]

Dear Bob:

This letter sets forth our entire agreement regarding your separation as the Executive Vice President and Chief Financial Officer of Pharmos Corporation (the “Company”), notwithstanding the provisions of your Employment Agreement dated as of April 2, 2001, as amended (the “Employment Agreement”). This letter supersedes the Employment Agreement, and to the extent there is any inconsistency between the terms of the Employment Agreement and this letter agreement, the terms hereof will govern. We have agreed as follows:

1.  Resignation.  The Company and you each acknowledge that you effectively gave us notice of your resignation on March 22, 2004. We have agreed that you will remain as an employee of the Company through April 22, 2004, at which time you will relinquish your duties as Executive Vice President and Chief Financial Officer of the Company. Thereafter, you will serve as a paid consultant to the Company through May 22, 2004, assisting management with transition matters and in general corporate finance and administrative matters (the period from the date hereof through May 22, 2004 is referred to as the “Paid Employment and Consultancy Period”). From April 23 through May 22, 2004, you will continue to be paid your current base rate of compensation. Although you may start employment with your new employer after April 22, you have agreed to be reasonably available to the Company by telephone and in person after that date through the end of the Paid Employment and Consultancy Period.

2.  Payment of Benefits. During the Paid Employment and Consultancy Period, you will continue to receive all health benefits available to employees of the Company. Your eligibility for participation in the Company’s benefit plans will cease on May 23, 2004, except for your right to group medical coverage pursuant to COBRA.

3.  Additional Payments. At the end of the Paid Employment and Consultancy Period, the Company will pay you the additional sum of $5,250, which represents approximately one-half of the agreed upon additional annual bonus payment payable to you in connection with your purchase of life insurance, as provided in the letter agreement dated as of October 8, 2003 between you and the Company, which letter agreement hereby is terminated and superseded. At such time the Company will also pay to you all as then accrued but unpaid vacation pay.

4.  Unpaid Consultancy Period. From May 23 through December 31, 2004 (the “Termination Date”), you will serve as an unpaid consultant to advise the Corporation on general finance and administration matters, including compliance, corporate governance and corporate finance, and will be reasonably available by telephone, and if possible, to meet occasionally with members of the Corporation’s management on a limited basis.

5.  Stock Options.  You will retain one hundred percent (100%) of your fully vested stock options issued to you by the Company prior to and until the Termination Date, but you shall not have any rights to any unvested stock options. Vesting will continue on your unvested stock options through and including the Termination Date but will cease vesting on the date of your death if prior to the Termination Date. All vested stock options must be exercised by you on or prior to March 31, 2005, in accordance with the terms of the applicable stock option agreements, or in the event of your prior death, by your personal representative or estate within the applicable exercise period provided in such stock option agreements in the event of death (the “Option Exercise Termination Date”).

6.  Limitations on Sale of Stock. You agree that through the Option Exercise Termination Date, you will not sell more shares of the Company’s common stock in any given calendar week, without the prior consent of the Company, than the average daily trading volume of the Company’s stock, as determined from the previous week’s average daily trading volume; provided, however, that if such average daily trading volume is less than 40,000 shares, you may sell up to 40,000 shares and if such average daily trading volume exceeds 100,000 shares, the maximum number of shares you can sell is 100,000.

7.  No Other Payments or Benefits; Release. Other than the payments specifically set forth in this letter, you agree that the Company does not owe you any further payments, compensation, remuneration, bonuses, incentive payments, benefits, stock options, severance, or commissions of any kind whatsoever, including any obligations owed to you under the Employment Agreement. You also hereby release the Company and its subsidiaries, as well as each of their respective stockholders, agents, employees, officers and directors, of and from any and all claims or liabilities that you have or may have, both known and unknown, arising through the date of this letter, including any claims arising out of your employment with the Company or the termination of your employment with the Company, but excluding the obligations of the Company under this letter.

8.  Return of Property. Prior to April 22, 2004, you will return to the Company any and all files or other property of the Company, including files, purchase orders, financial reports, projections, forecasts, balance sheets, income statements, audited financial statements, total cost development budgets, actual or prospective purchaser or customer lists, written proposals and studies, plans, drawings, specifications, reports to creditors, books, accounts, reports to directors, minutes, resolutions, certificates, bank account numbers, passwords, credit cards, computers, cellular or other telephones, beepers, keys, deeds, contracts, office equipment and supplies, records, computer discs, etc. without retaining any copies or extracts thereof.

9.  Confidentiality of this Agreement. You agree that this letter, and any and all matters concerning your employment with and separation from the Company, will be regarded as privileged communications between the parties, and you will not reveal, disseminate by publication of any sort, or release in any manner or means this letter or any matters, factual or legal, concerning this letter or your separation to any other person or entity, except as required by legal process (in which case, you agree to forthwith provide written notice of said legal process below prior to the production of the requested information).

10.  Ongoing Obligations.

(a)  With the exception of the duties and responsibilities set forth in this agreement, you acknowledge and agree that you are relieved of all duties and responsibilities for the Company and that you do not have the authority to bind the Company.

(b)  The Company and you each agree that neither party shall at any time engage in any form of conduct, or make any statements or representations, that disparage or otherwise impair the reputation, goodwill or commercial interests of each other, or the Company’s management, stockholders, subsidiaries, parents, and/or other direct or indirect affiliates.

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(c)  You agree that until March 31, 2005, you will not solicit any employee, contractor or consultant of the Company away from employment or retention by the Company, except that you may solicit the services of a contractor or consultant if it would not affect or limit the services they either currently are providing to the Company or are providing at the time of such solicitation.

(d)  If requested, you will complete any certifications of financial results reasonably required by the Company with respect to the fiscal quarter ended March 31, 2004, and you further confirm and attest that you are not aware of any business or financial information which would be inconsistent with the Company’s most recent filings made by it with the Securities and Exchange Commission.

11.  Nondisclosure of Confidential Information. You acknowledge and agree that the Confidential Information section as set forth in Section 10 of the Employment Agreement is effective and shall remain in effect in accordance with its terms through March 31, 2005.

12.  Indemnification against certain Third Party Claims; No Release by the Company; Cooperation. The Company will indemnify and hold you harmless for any third party claim asserted against you for which you otherwise would have been covered by the Company’s officers’ and directors’ liability insurance had you remained an employee of the Company. This indemnification does not constitute any release by the Company of any claims it might have against you directly for your acts or omissions committed while under the employment of the Company, or any such acts or omissions which would not be covered by the Company’s liability insurance. You will cooperate fully with the Company in connection with any existing or future litigation involving the Company, its officers, directors, employees or agents, whether administrative, civil or criminal in nature, in which and to the extent the Company reasonably deems your cooperation necessary, and you will be reimbursed for your reasonable out of pocket expenses in connection with such cooperation.

13.  Approval by Compensation Committee. You acknowledge that our agreements provided in this letter are subject to approval of the Compensation Committee of the Company’s Board of Directors.

[Remainder of page intentionally omitted]

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Please acknowledge your acceptance of the foregoing by signing and returning a copy of this letter to me.

PHARMOS CORPORATION

By:	/s/	HAIM AVIV

Haim Aviv
Chairman and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ ROBERT W. COOK

Robert W. Cook
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